[cad 179]

                                                                  EXHIBIT 5(i)

                AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT



          This Amendment, dated as of the 4th day of January, 1994, is entered into between EMERALD FUNDS (the "Trust"), a Massachusetts business trust, and BARNETT BANKS TRUST COMPANY, N.A. (the "Investment Adviser"), a national banking association.

          WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory Agreement dated as of June 28, 1991 (the "Advisory Agreement"), pursuant to which the Trust has appointed the Investment Adviser to act as investment adviser to the Trust for certain of its portfolios, including its Equity Fund, Short-Term Fixed Income Fund, U.S. Government Securities Fund and Florida Tax-Exempt Fund; and

          WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional investment portfolios with respect to which it desires to retain the Investment Adviser to act as investment adviser under the Advisory Agreement, the Trust shall so notify the Investment Adviser in writing and if the Investment Adviser is willing to render such services it shall notify the Trust in writing, and the compensation to be paid to the Investment Adviser shall be that which is agreed to in writing by the Trust and the Investment Adviser; and

          WHEREAS, pursuant to section 1(b) of the Advisory Agreement, the Trust has notified the Investment Adviser that it has established the Small Capitalization Fund, Balanced Fund and Managed Bond Fund (the "Additional Funds"), and that it desires to retain the Investment Adviser to act as the investment adviser therefor, and the Investment Adviser has notified the Trust that it is willing to serve as investment adviser for the Additional Funds; and

          WHEREAS, Section 11 of the Advisory Agreement provides that said Agreement may be amended as provided therein, and the parties hereto which to amend the investment advisory fee rate for the Short-Term Fixed Income Fund;

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. APPOINTMENT. The Trust hereby appoints the Investment Adviser to act as investment adviser to the Trust for the Additional Funds for the period and on the terms set forth in the Advisory Agreement. The Investment Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

          2. COMPENSATION. For the services provided and the expenses assumed pursuant to the Advisory Agreement, the Trust will pay the Investment Adviser, and the Investment Adviser will accept as full compensation therefor from the Trust, a fee, computed daily and payable monthly, at the following annual rates:
1.00% of the average daily net assets of the Small Capitalization Fund; .60% of the average daily net assets of the Balanced Fund; and .40% of the average daily net assets of the Managed Bond Fund.

          In addition, Section 8 of the Advisory Agreement is hereby amended to provide that for the services provided and the expenses assumed pursuant to the Advisory Agreement with respect to the Short-Term Fixed Income Fund, the Trust will pay the Investment Adviser, and the Investment Adviser will accept as full compensation therefor from the Trust, a fee, computed daily and payable monthly, at the annual rate of .40% of said Fund's average daily net assets.

          Such fee as is attributable to each Additional Fund and the Short-Term Fixed Income Fund shall be a separate charge to such Fund and shall be the several (and not joint or joint and several) obligation of each such Fund.

          If in any fiscal year the aggregate expenses of any Additional Fund or the Short-Term Fixed Income Fund (as defined under the securities regulations of any state having jurisdiction over such Fund) exceed the expense limitations of any such state, the Trust may deduct from the fees to be paid hereunder, or the Investment Adviser will bear, to the extent required by state law, that portion of the excess which bears the same relation to the total of such excess as the Investment Adviser's fee hereunder with respect to such Fund bears to the total fees otherwise payable with respect to such Fund for the fiscal year by the Trust hereunder and under the administration agreement between the Trust and its administrator. The Investment Adviser's obligation is not limited to the amount of its fees hereunder. Such deduction or payment, if any, will be estimated and accrued daily and paid or a monthly basis.

          3. CAPITALIZED TERMS. From and after the date hereof, the term "Funds" as used in the Advisory Agreement shall be deemed to include the Additional Funds. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

          4. MISCELLANEOUS. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.



                              EMERALD FUNDS



                              By: /s/John G. Grimsley
                                  -------------------------------
                                  Title


                              BARNETT BANKS TRUST COMPANY, N.A.



                              By: /s/McNeill Baker, Jr.
                                  -------------------------------
                                  Title SVP